Exhibit 99.1

FOR RELEASE, Tuesday, February 13, 2007	For Further Information Contact:
5:30 a.m. Pacific Standard Time	Kelly Masuda, Investor Contact (310) 893-7434 or kmasuda@kbhome.com Caroline Shaw, Media Contact (310) 231-4142 or cshaw@kbhome.com
KB HOME REPORTS FOURTH QUARTER AND FISCAL YEAR 2006 RESULTS
Los Angeles, CA, February 13, 2007 — KB Home (NYSE: KBH), one of the largest homebuilders in the United States and France, today reported financial results for its fourth quarter and year ended November 30, 2006. Amounts presented in this release for the fourth quarter and year ended November 30, 2005 have been restated to reflect adjustments made as a result of the Company’s recently completed review of its stock option grant practices. Highlights of the Company’s 2006 fourth quarter and year-end results include:
•	Revenues totaled $3.55 billion in the fourth quarter of 2006, up 13% from $3.15 billion in the year-earlier quarter, reflecting a 9% increase in housing revenues driven by 5% growth in unit delivery volume and a 4% increase in the average selling price. The Company incurred a net loss of $49.6 million, or $.64 per diluted share, in the 2006 fourth quarter, reflecting previously announced pretax non-cash charges of $343.3 million related to inventory and joint venture impairments, and the abandonment of land option contracts. In the fourth quarter of 2005, the Company reported net income of $304.4 million, or $3.44 per diluted share.

•	For the Company’s year ended November 30, 2006, total revenues increased 17% to $11.00 billion, up from $9.44 billion in 2005. New home deliveries rose 5% to 39,013 units in 2006, up from 37,140 units in 2005. The Company recorded pretax non-cash impairment charges and land option contract write-offs totaling $431.2 million in 2006, which contributed to a 41% decrease in net income to $482.4 million for the year, down from $823.7 million in 2005. Diluted earnings per share decreased 38% to $5.82 in 2006 from $9.32 per diluted share in 2005.

•	Deteriorating market conditions during 2006 prompted the Company to reduce its inventory positions, adopt a selective approach to potential new land acquisitions, and preserve resources to position itself strategically for an eventual housing market recovery. As a result of these measures, the Company generated substantial cash flow from operations during the second half of 2006. The Company ended 2006 in sound financial shape, with $639.2 million of cash and no borrowings outstanding on its revolving credit facility.

•	Backlog totaled 17,384 units at November 30, 2006, representing potential future housing revenues of $4.43 billion. This was a 34% decrease from $6.76 billion in backlog value at November 30, 2005. Net orders decreased 38% in the fourth quarter of 2006 to 6,059 from 9,747 in the year-earlier quarter, primarily due to higher contract cancellations by buyers. The cancellation rate in the fourth quarter of 2006 was 48%, up from 31% in the fourth quarter of 2005 but down from 53% in the third quarter of 2006.

•	On November 12, 2006, the Company reported the preliminary findings of a voluntary independent review of its stock option grant practices. As previously announced, the Company determined that it would restate prior-period financial statements as a result of the stock option review. The Company will file later today with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended August 31, 2006 and its Annual Report on Form 10-K for the year ended November 30, 2006. Both reports include restated financial statements for prior periods.
     “With this announcement, we resume our regular communication of KB Home’s quarterly results to shareholders, investors and analysts,” said Jeffrey Mezger, president and chief executive officer. “We appreciate the patience and support you have shown over the last several months, a period during which we were unable to release our financial results while an independent review of our stock option grant practices was conducted. We look forward to once again being able to provide our shareholders and the public with timely financial and operating information on our business.”
     “Last year was clearly a turning point for the U.S. housing market compared to the record growth of the past several years. Although our Company’s revenues increased to record levels in 2006, net income and earnings per share dropped sharply in the face of increasingly difficult market conditions and the actions we took in response,” said Mezger. “During the second half of the year, an oversupply of unsold new and resale homes, reduced affordability, and greater caution among potential homebuyers heightened competition among homebuilders and sellers of existing homes, prompting the aggressive use of price concessions and sales incentives. All these factors pressured our operating margins. Our results were further affected by declining land values and the resulting charges we recorded in the fourth quarter to reflect lower land values.”
     Company-wide revenues totaled $3.55 billion for the quarter ended November 30, 2006, increasing by $395.5 million or 13% from $3.15 billion in the year-earlier quarter, primarily due to growth in revenues from the Company’s homebuilding operations. Fourth-quarter housing revenues increased 9% to $3.42 billion, up from $3.14 billion in the year-earlier period, reflecting a 5% increase in unit deliveries to 12,553 from 11,946 and a 4% increase in the overall average selling price to $272,400 from $262,700. Revenues from land sales rose to $101.9 million in the fourth quarter of 2006 from $7.0 million in the year-earlier quarter.
     Despite higher revenues, the Company’s construction business generated an operating loss of $96.4 million in the 2006 fourth quarter, a decrease of $587.9 million from operating income of $491.5 million in the year-earlier quarter. This decrease resulted primarily from lower housing gross profits and losses on land sales. The Company’s housing gross margin decreased to 11.7% in the fourth quarter of 2006 from 27.1% in the prior year’s quarter, in large part due to pretax non-cash charges of $152.7 million for inventory impairments and $88.3 million for land option contract abandonments, as well as an increased use of price concessions and sales incentives. Excluding the non-cash charges, the Company’s fourth quarter 2006 housing gross margin was 18.8%. The loss on land sales of $92.6 million in the fourth quarter of 2006 included $63.1 million of impairment charges that relate to future land sales. In addition, the Company’s equity in pretax income (loss) of unconsolidated joint ventures in the fourth quarter reflects impairments of $39.3 million related to unconsolidated joint ventures. These impairments and land option abandonments arose where market conditions became challenging, causing a decline in the value of certain land positions and prompting changes in the Company’s strategy concerning projects that no longer meet internal investment standards. The Company posted a net loss of $49.6 million, or $.64 per diluted share, in the fourth quarter of 2006, compared to net income of $304.4 million, or $3.44 per diluted share, in the fourth quarter of 2005.
     The Company responded to worsening market conditions in 2006 by reducing the number of lots it owns and controls by nearly one third in alignment with expectations for lower 2007 deliveries. The Company’s operations generated substantial positive cash flow in the latter half of 2006 with the Company ending the year in a strong financial position. Even with the repurchase of six million shares during the year, the Company ended 2006 with $639.2 million in cash and no borrowings outstanding under its $1.50 billion revolving credit facility. Including the year-end cash balance, the Company’s leverage ratio as of November 30, 2006 was comparable to the year-earlier level.
     “We began 2006 with a strong backlog that produced record deliveries. However, as the year progressed, market conditions worsened, cancellations increased, net orders declined and margins came under pressure,” said Mezger. “The result was a 2006 year-end backlog substantially below the year-earlier level. At a minimum, this will likely result in a year-over-year decrease in our unit deliveries through the first half of 2007 and potentially longer. Nevertheless, we remain confident in the long-term prospects for the homebuilding industry and our Company. But it will take time for individual markets to work through the current oversupply of housing and for buyers to regain their confidence in price stability.”
     The Company generated 6,059 net orders in the fourth quarter of 2006, down 38% from 9,747 net orders in the year-earlier quarter. Unit backlog totaled 17,384 units at November 30, 2006 versus 25,722 units at November 30, 2005. The Company’s backlog value fell 34% to approximately $4.43 billion at November 30, 2006, down from approximately $6.76 billion at November 30, 2005. Backlog units and values decreased in each of the Company’s domestic homebuilding regions.
     “We are focused on improving execution and leveraging the disciplines of our operational business model to manage through this downturn and are working to further align the organization and inventory investment levels with an anticipated lower unit volume in 2007,” said Mezger. “We have successfully operated in a range of market environments over the years and believe our business model and strong financial position will allow us to compete effectively as the housing market recovers. In light of uncertain future market conditions, we anticipate that our unit deliveries, revenues, gross margins and earnings per share in 2007 will be below 2006 levels.”
     During the year ended November 30, 2006, the Company delivered 39,013 new homes, a 5% increase from 37,140 homes delivered in 2005. Total revenues for the year ended November 30, 2006 reached $11.00 billion, up 17% from $9.44 billion in the year ended November 30, 2005. Net income for 2006 decreased 41% to $482.4 million from $823.7 million a year ago. Diluted earnings per share for the year fell 38% to $5.82 in 2006 from $9.32 per diluted share in 2005.

     As previously announced, an independent subcommittee of the Company’s board of directors recently completed a review of the Company’s stock option grant practices and concluded that the Company had used incorrect measurement dates for financial reporting purposes for the eight annual stock option grants made since 1998. The Company has restated its financial statements to reflect additional stock-based compensation expense and related income tax effects relating to the Company’s annual stock option awards, as well as certain other adjustments. Further information regarding this restatement will be available in the Company’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2006 and its Annual Report on Form 10-K for the year ended November 30, 2006, each of which will be filed with the Securities and Exchange Commission later today.

The Conference Call on the fourth quarter and fiscal year 2006 earnings will be broadcast live TODAY at 8:00 a.m. Pacific Standard Time, 11:00 a.m. Eastern Standard Time. To listen, please go to the Investor Relations section of the Company’s Web site at http://www.kbhome.com.

Celebrating its 50th anniversary in the homebuilding industry, KB Home is one of America’s largest homebuilders. Headquartered in Los Angeles, the company has domestic operating divisions in 15 states, building communities from coast to coast. KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” Kaufman & Broad S.A., a subsidiary publicly-traded on the Premier Marché of Euronext Paris, is one of the leading homebuilders in France. For more information about any of KB Home’s new home communities or complete mortgage services through Countrywide KB Home Loans, call 888-KB-HOMES or visit http://www.kbhome.com.
Certain matters discussed in this press release, including any statements concerning our future financial performance, business and prospects, and our future actions and their expected results, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance. They are subject to risks, uncertainties, assumptions and other factors that could cause our actual results to be materially different, including, but not limited to general economic and business conditions; material prices and availability; labor costs and availability; changes in interest rates; our debt level; declines in consumer confidence; increases in competition; changes in currency exchange rates (insofar as they affect our operations in France); weather conditions, significant natural disasters and other environmental factors; government regulations; the availability and cost of land in desirable areas; violations of our policies; the consequences of our past stock option granting process and the restatement of certain of our financial statements; government investigations and shareholder lawsuits regarding our past stock option granting process; other legal or regulatory proceedings or claims; conditions in the capital, credit and homebuilding markets; and other events and factors outside of our control. See our periodic reports and our other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business. We do not have a specific policy or intent of updating or revising forward-looking statements.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF INCOME
For the Twelve Months and Three Months Ended November 30, 2006 and 2005
(In Thousands, Except Per Share Amounts)

	Twelve Months		Three Months
	2006	2005	2006	2005
		(as restated)		(as restated)
Total revenues	$11,003,792	$9,441,650	$3,545,680	$3,150,140

Construction:
Revenues	$10,983,552	$9,410,282	$3,539,052	$3,145,673
Costs and expenses	(10,227,835)	(8,059,095)	(3,635,449)	(2,654,129)

Operating income (loss)	755,717	1,351,187	(96,397)	491,544

Interest income	6,146	4,210	2,555	1,178
Interest expense, net of amounts capitalized	(18,723)	(18,872)	—	(8,145)
Minority interests	(68,300)	(77,827)	(22,331)	(22,280)
Equity in pretax income (loss) of unconsolidated joint ventures	(10,325)	20,316	(26,497)	9,863

Construction pretax income (loss)	664,515	1,279,014	(142,670)	472,160

Financial services:
Revenues	20,240	31,368	6,628	4,467
Expenses	(5,923)	(27,241)	(1,294)	(2,725)
Other	—	6,841	—	6,841
Equity in pretax income of unconsolidated joint venture	19,219	230	10,294	230

Financial services pretax income	33,536	11,198	15,628	8,813

Total pretax income (loss)	698,051	1,290,212	(127,042)	480,973

Income tax benefit (expense)	(215,700)	(466,500)	77,400	(176,600)

Net income (loss)	$482,351	$823,712	$(49,642)	$304,373

Basic earnings (loss) per share	$6.12	$10.06	$(0.64)	$3.67

Diluted earnings (loss) per share	$5.82	$9.32	$(0.64)	$3.44

Basic average shares outstanding	78,829	81,888	77,069	82,930

Diluted average shares outstanding	82,856	88,425	77,069	88,414

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	November 30,	November 30,
	2006	2005
		(as restated)
Assets

Construction:
Cash and cash equivalents	$639,211	$144,783
Receivables	659,512	580,931
Inventories	6,454,763	6,128,342
Investments in unconsolidated joint ventures	397,731	275,378
Deferred income taxes	393,948	223,091
Goodwill	233,815	234,771
Other assets	191,460	124,150

	8,970,440	7,711,446

Financial services	44,024	29,933

Total assets	$9,014,464	$7,741,379

Liabilities and Stockholders’ Equity

Construction:
Accounts payable	$1,071,265	$892,727
Accrued expenses and other liabilities	1,680,014	1,410,959
Mortgages and notes payable	3,125,803	2,463,814

	5,877,082	4,767,500

Financial services	26,276	55,131

Minority interests in consolidated subsidiaries and joint ventures	188,358	144,951

Stockholders’ equity	2,922,748	2,773,797

Total liabilities and stockholders’ equity	$9,014,464	$7,741,379

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2006 and 2005
(In Thousands)

	Twelve Months		Three Months
	2006	2005	2006	2005
		(as restated)		(as restated)
Construction revenues:
Housing	$10,830,793	$9,364,803	$3,419,469	$3,138,714
Commercial	23,027	5,202	17,681	—
Land	129,732	40,277	101,902	6,959

Total	$10,983,552	$9,410,282	$3,539,052	$3,145,673

	Twelve Months		Three Months
	2006	2005	2006	2005
		(as restated)		(as restated)
Costs and expenses:
Construction and land costs
Housing	$8,614,688	$6,852,541	$3,018,101	$2,288,882
Commercial	18,760	3,077	13,399	—
Land	220,055	32,521	194,549	6,107

Subtotal	8,853,503	6,888,139	3,226,049	2,294,989
Selling, general and administrative expenses	1,374,332	1,170,956	409,400	359,140

Total	$10,227,835	$8,059,095	$3,635,449	$2,654,129

	Twelve Months		Three Months
	2006	2005	2006	2005
Interest expense:
Interest incurred	$264,683	$183,842	$81,986	$51,286
Interest capitalized	(245,960)	(164,970)	(81,986)	(43,141)

Interest expense	$18,723	$18,872	$—	$8,145

	Twelve Months		Three Months
	2006	2005	2006	2005
Other information:
Depreciation and amortization	$20,206	$20,382	$5,494	$4,739
Amortization of previously capitalized interest	147,873	104,056	63,933	36,349

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2006 and 2005

	Twelve Months		Three Months
Average sales price:	2006	2005	2006	2005
West Coast	$489,500	$460,500	$482,200	$473,400
Southwest	306,900	265,600	276,500	289,100
Central	159,800	157,600	158,800	163,100
Southeast	244,300	215,100	237,900	233,900
France	230,400	206,300	235,800	196,500

Total	$277,600	$252,100	$272,400	$262,700

	Twelve Months		Three Months
Unit deliveries:	2006	2005	2006	2005
West Coast	7,213	6,624	2,505	2,331
Southwest	7,011	7,357	1,848	1,809
Central	9,613	9,866	3,106	3,238
Southeast	8,287	7,162	2,927	2,312
France	6,889	6,131	2,167	2,256

Total	39,013	37,140	12,553	11,946

Unconsolidated joint ventures:	546	509	188	81

	Twelve Months		Three Months
Net orders:	2006	2005	2006	2005
West Coast	4,574	7,411	772	1,693
Southwest	4,113	8,233	576	1,706
Central	7,723	10,753	1,156	2,151
Southeast	6,049	8,495	1,259	1,960
France	8,216	7,513	2,296	2,237

Total	30,675	42,405	6,059	9,747

Unconsolidated joint ventures:	447	401	113	245

	November 30, 2006		November 30, 2005
Backlog data:	Backlog Units	Backlog Value	Backlog Units	Backlog Value
(Dollars in thousands)
West Coast	1,615	$819,795	4,254	$2,045,476
Southwest	2,530	708,206	5,428	1,562,698
Central	3,055	487,223	4,945	751,589
Southeast	3,375	811,533	5,613	1,324,410
France	6,809	1,606,924	5,482	1,079,954

Total	17,384	$4,433,681	25,722	$6,764,127

Unconsolidated joint ventures:	288	$70,602	387	$80,883